Exhibit 4.4

SIXTH AMENDMENT TO CREDIT AGREEMENT

This Sixth Amendment to Credit Agreement (the “Amendment”) is made as of March 26, 2009, by and among MGP Ingredients, Inc., a Kansas corporation (“MGP”), Midwest Grain Pipeline, Inc., a Kansas corporation (“Midwest Grain”), Commerce Bank, N.A., as Agent, Issuing Bank and Swingline Lender under the Credit Agreement referred to below, and the Banks party to the Credit Agreement referred to below.  MGP and Midwest Grain are each referred to herein as a “Borrower” and are collectively referred to herein as the “Borrowers.”  The Banks, the Agent, the Issuing Bank and the Swingline Lender are each referred to herein as a “Bank Party” and are collectively referred to herein as the “Bank Parties.”

Preliminary Statements

(a)                                  The Borrowers and the Bank Parties are parties to a Credit Agreement dated as of May 5, 2008, as amended by (i) a First Amendment to Credit Agreement dated as of September 3, 2008, and a letter agreement dated October 31, 2008, (ii) a Second Amendment to Credit Agreement dated as of November 7, 2008, (iii) a Third Amendment to Credit Agreement dated as of December 19, 2008, (iv) a Fourth Amendment to Credit Agreement dated as of February 27, 2009, and a letter agreement dated as of March 11, 2009, and (v) a Fifth Amendment to Credit Agreement dated as of March 13, 2009 (as so amended, the “Credit Agreement”).  Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement.

(b)                                 In the past the Borrowers have defaulted on various obligations they have under the Credit Agreement and have requested that the Bank Parties forebear — and, as an accommodation to the Borrowers, the Bank Parties have been willing to forebear — from exercising various rights and remedies otherwise available to the Bank Parties because of such defaults.  The Borrowers have now provided the Bank Parties certain business plans and projections and advised the Bank Parties that the Borrowers anticipate receiving by the dates provided herein additional financial resources from other lenders or other funding sources and from the sale of certain fixed assets owned the Borrowers.  In order to provide the Borrowers the amount of time they’ve requested to implement such business plans and obtain such funding and asset sale proceeds, the Borrowers have requested that the Bank Parties extend the Revolving Credit Termination Date and make certain other modifications to or concessions under the Credit Agreement.

(c)                                  The Bank Parties are willing to agree to the foregoing requests by the Borrowers, subject, however, to the terms, conditions and agreements set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Elimination of Standstill Concept; New Revolving Credit Termination Date.

(a)                               No Standstill Period.  Section 3.19 of the Credit Agreement is amended to read:

3.19                           [intentionally omitted]

(b)                               Waiver of Designated Defaults.  The Banks waive the Designated Defaults.

(c)                                Extended Revolving Credit Termination Date.  The definition of “Revolving Credit Termination Date” is amended to read as follows:

“Revolving Credit Termination Date” means September 3, 2009; provided, however, that, if such day is not a Business Day, the Revolving Credit Termination Date shall be the immediately preceding Business Date.

2.                                      Reduction and Step-Down in Commitments.

(a)                               New Commitment Exhibits.  Exhibit A to the Credit Agreement is replaced by Exhibits A-1, A-2 and A-3 to this Amendment.

(b)                               Amended Commitment-Related Defined Terms.  The following definitions in Section 1.1 of the Credit Agreement are amended to read as follows:

“Letter of Credit Commitment” means, as to each Bank, and subject to the provisions of Section 3.22 of this Agreement, its obligation to participate in Letters of Credit, as described in Section 2.3(f) hereof, in an aggregate amount not to exceed (1) from the Sixth Amendment Closing Date through April 30, 2009, the amount set forth opposite such Bank’s name on Exhibit A-1 hereto under the column entitled “Letter of Credit Commitment,” (2) from May 1, 2009 through July 16, 2009, the amount set forth opposite such Bank’s name on Exhibit A-2 hereto under the column entitled “Letter of Credit Commitment,” and (3) from and after July 17, 2009, the amount set forth opposite such Bank’s name on Exhibit A-3 hereto under the column entitled “Letter of Credit Commitment.”

“Revolving Credit Commitment” means, as to each Bank, and subject to the provisions of Section 3.22 of this Agreement, (1) from the Sixth Amendment Closing Date through April 30, 2009, the amount set forth opposite such Bank’s name on Exhibit A-1 hereto under the column entitled “Revolving Credit Commitment,” (2) from May 1, 2009 through July 17, 2009, the amount set forth opposite such Bank’s name on Exhibit A-2 hereto under the column entitled “Revolving Credit Commitment,” and (3) from and after July 16, 2009, the amount set forth opposite such Bank’s name on Exhibit A-3 hereto under the column entitled “Revolving Credit Commitment.”

“Swingline Loan Commitment” means, as to the Swingline Lender, and subject to the provisions of Section 3.22 of this Agreement, its obligation to make Swingline Loans pursuant to Section 2.2 of this Agreement, in an aggregate principal amount outstanding not to exceed (1) from the Sixth Amendment Closing Date through April 30, 2009, the amount set forth opposite such Bank’s name on Exhibit A-1 hereto under the column entitled “ Swingline Loan Commitment,” (2) from May 1, 2009 through July 16, 2009, the amount set forth opposite such Bank’s name on Exhibit A-2 hereto under the column entitled “ Swingline Loan Commitment,” and (3) from and after July 16, 2009, the amount set forth opposite such Bank’s name on Exhibit A-3 hereto under the column entitled “Swingline Loan Commitment.”

“Total Letter of Credit Commitment” means, at any time, and subject to the provisions of Section 3.22 of this Agreement, the sum of each Bank’s Letter of Credit Commitment at such time.

“Total Revolving Credit Commitment” means, at any time, and subject to the provisions of Section 3.22 of this Agreement, the sum of each Bank’s Revolving Credit Commitment at such time.

(c)                                Reductions in Commitment Amounts.  A new Section 3.22 is added to the Credit Agreement which reads as follows:

3.22                           Further Commitment Reductions.  Notwithstanding anything to the contrary in this Agreement (including, without limitation, anything to the contrary in the definition of “Revolving Credit Commitment” in this Agreement), each Bank’s Revolving Credit Commitment at any time shall be reduced by amount equal to the sum of (a) such Bank’s Pro-Rata Share of the Commitment Reduction Amount at such time, and (b) such Bank’s Pro-Rata Share of the difference between (i) $3,500,000 and (ii) the Overadvance Amount at such time.  If the Total Commitment at any time is less than the aggregate amount of the Banks’ Letter of Credit Commitments at such time, each Bank’s Letter of Credit Commitment shall be reduced in accordance with its Pro-Rata Share such that the aggregate amount of the Banks’ Letter of Credit Commitments at such time equals the Total Commitment at such time (and if the LC Exposure exceeds the Total Letter of Credit Commitment after giving effect to such reduction, the Borrowers shall pledge to the Agent, on behalf of the Banks, as additional security for the Obligations, cash collateral in amount equal to 105% of the amount of such excess, in such form and pursuant to such documents as the Agent may reasonably require).  Similarly, if the Total Commitment at any time is less than the Swingline Loan Commitment at such time, the Swingline Loan Commitment shall be reduced to an amount that equals the Total Commitment at such time.

(d)                               New Conforming Definitions. Section 1.1 of the Credit Agreement is further amended to add the following definitions in appropriate alphabetical order:

“Commitment Reduction Amount” means, at any time, the sum at such time of:

(1)                                  70% of the net amount of proceeds received by or on behalf of any Borrower on or after March 11, 2009 from any sale or other disposition of real property or other non-ordinary course asset dispositions (including, without limitation, the sale proceeds received by MGP on or about March 11, 2009 resulting from the sale of the Empty Lots and the Warehouse properties referred to in the letter of the same date from the Borrowers to the Agent); and

(2)                                  70% of the net amount of proceeds of any Debt, equity interests or other securities incurred or issued, as the case may be, by or on behalf of any Borrower on or after March 11, 2009, other than proceeds from Debt incurred or issued under (a) the Credit Documents, or (b) Permitted Atchison Debt, Permitted Cray Debt and/or Permitted ENB Debt.

For purposes of subpart (1) above, the “net” amount of proceeds from an asset disposition shall be after the repayment of any Permitted Debt  secured by such asset that is required to repaid by the holder thereof as a result of such disposition (other than Permitted Debt due the Banks under the Credit Documents).

“Sixth Amendment Closing Date” means March 26, 2009.

“Sixth Amendment” means the Sixth Amendment to Credit Agreement, dated on or about the Sixth Amendment Closing Date, among the Borrowers, the Agent, the Issuing Bank, the Swingline Lender and the other Banks.

3.                                      Borrowing Base; Overadvance Amount.

(a)                               Borrowing Base Reduced by Commitment Reduction Amount; Collateral Valuation Timing.  The definition of “Borrowing Base” in Section 1.1 of the Credit Agreement is amended to read as follows:

“Borrowing Base” means, at any time (except as otherwise provided below), an amount equal to the sum of:

(1)                                  85% of the face amount of Eligible Accounts outstanding at such time;

(2)                                  65% of the Value of Eligible Inventory consisting of flour;

(3)                                  75% of the Value of Eligible Inventory consisting of corn;

(4)                                  75% of the Value of Eligible Inventory consisting of wheat;

(5)                                  80% of the Value of Eligible Inventory consisting of alcohol (food grade or ethanol);

(6)                                  75% of the Value of Eligible Inventory consisting of feed;

(7)                                  65% of the Value of Eligible Inventory consisting of protein (wheat gluten);

(8)                                  60% of the Value of Eligible Inventory consisting of starch;

(9)                                  60% of the Value of Eligible Inventory consisting of other finished goods; and

(10)                            the Overadvance Amount;

less the sum of (i) the Commitment Reduction Amount at such time, and (ii) the amount of taxes arising under 26 USC 5001 at such time which the Borrowers and any Guarantor Subsidiaries reasonably anticipate being payable by a Borrower or a Guarantor Subsidiary to a taxing authority in connection with planned sales of taxable alcohol Inventory to non-bonded warehouses.

For purposes of determining the amount of the Borrowing Base at any time in a month, the amount of Eligible Inventory as reflected in a weekly Borrowing Base Certificate referred to in Section 6.1(b)(3) of this Agreement shall be the amount of the Eligible Inventory at the end of the prior month.  Eligible Inventory shall be calculated at the lower of cost or market value.

(b)                               Overadvance Amount.  The definition of “Overadvance Amount” in Section 1.1 of the Credit Agreement is amended to read as follows:

“Overadvance Amount” means: (1) at any time from the Sixth Amendment Closing Date through April 1, 2009, the difference between (a) $3,500,000 and (b) the aggregate amount of proceeds received by a Borrower from Permitted Atchison Debt, Permitted Cray Debt and/or Permitted ENB Debt financings at such time; and (2) at any time after April 1, 2009, zero; provided, however, that in no event shall the Overadvance Amount be a negative number.

4.                                      New Permitted Debt.

(a)                               Permitted Debt.  The definition of Permitted Debt in Section 1.1 of the Credit Agreement is amended to read as follows:

“Permitted Debt” means any of the following:

(1)                                  accrued expenses and current trade account payables incurred in the ordinary course of a Person’s business;

(2)                                  Debt under the Credit Documents;

(3)                                  Swap Obligations;

(4)                                  Debt described in Schedule 5.1(h) of this Agreement, together with any refinancings of such Debt, provided that any refinancing does not act to increase the principal amount of the Debt outstanding at the time of the refinancing;

(5)                                  intercompany Debt between or among any Borrower and/or any Guarantor Subsidiaries;

(6)                                  to the extent the same constitute Debt by virtue of subparts (8) or (9) of the definition thereof, any such Debt arising under performance bonds or surety bonds incurred in the ordinary course of business;

(7)                                  Debt of Firebird Acquisitions, LLC to Commerce Bank, N.A.;

(8)                                  Permitted New Debt;

(9)                                  Debt, other than Debt described in subparts (1) through (8) above, provided that such Debt is unsecured and the aggregate outstanding principal amount of such Debt does not exceed $1,000,000 at any time; and

(10)                            other Debt approved in advance in a writing signed by the Required Banks and delivered to the Agent.

(b)                               Conforming Definitions. Section 1.1 of the Credit Agreement is further amended to add the following definitions in appropriate alphabetical order:

“Cray Trust” means the Cloud L. Cray, Jr. Trust under agreement dated October 25, 1983.

“Permitted Atchison Debt” means Debt of MGP to Bank of Atchison (Union State Bank) provided that (1) the aggregate principal amount of such Debt outstanding at any time does not exceed $1,500,000, less any payments or prepayments thereof after the date of its incurrence, (2) such Debt is unsecured except for a Lien on (i) MGP’s real property and improvements thereon located in Onaga, Kansas, (ii) MGP’s real property and improvements thereon located in Atchison, Kansas and commonly known as the “flour mill,” and (iii) equipment located at such real property locations, (3) such Debt is subject to an intercreditor agreement in favor of the Agent, on behalf of the Banks, which provides for the Agent, on behalf of the Banks, to retain a subordinate Lien on such properties and equipment and which restricts the holder of such Debt from obtaining judgment liens on or taking other action against  assets of MGP other than such properties and which is otherwise reasonably acceptable to the Agent, and (4) the maturity, payment and other terms of such Debt are reasonably acceptable to the Banks.

“Permitted Cray Collateral” means: (1) Collateral consisting of personal property in which the Agent, on behalf of the Banks, has been granted a Lien by a Borrower pursuant to the Credit Documents, (2) Collateral consisting of MGP’s real property and improvements thereon located in Pekin, Illinois and which are subject to a prior Lien in favor of the Agent, on behalf of the Banks, pursuant to a mortgage instrument from MGP to the Agent recorded September 8, 2008 as document number 200800019473 in the real property records of Tazewell County, Illinois; and (3) Collateral consisting of MGP’s real property and improvements thereon located in Atchison, Kansas and which are subject to a prior Lien in favor of the Agent, on behalf of the Banks, pursuant to a mortgage instrument from MGP to the Agent recorded December 12, 2008 in Book 569, Page 19 in the real property records of Atchison County, Kansas; provided, however, that (a) Permitted Cray Collateral shall not include any Excluded Assets, Excluded Real Estate or any Borrower’s Accounts or Inventory, in each case whether now owned or existing or hereafter acquired or arising, and (b) in no shall event any real or personal property constitute Permitted Cray Collateral unless the Agent, on behalf of the Banks, has a prior perfected Lien on such property as security for the Obligations.

“Permitted Cray Debt” means Debt of MGP to the Cray Trust provided that (1) the aggregate principal amount of such Debt outstanding at any time does not exceed $2,000,000, less any payments or prepayments thereof after the date of its incurrence, (2) such Debt is unsecured except for a Lien in favor of the Cray Trust on Permitted Cray Collateral, (3) such Lien in favor of the Cray Trust is subordinate in priority in all respects to the Agent’s Lien, on behalf of the Banks, on the Permitted Cray Collateral, (4) the Cray Trust and MGP have executed and delivered to the Agent a subordination agreement in respect of such Debt and the Permitted Cray Collateral substantially in the form of Exhibit B to the Sixth Amendment, and (5) the maturity, payment and other terms of such Debt are as set forth in Exhibit C to the Sixth Amendment.

“Permitted ENB Debt” means Debt of MGP to Exchange National Bank provided that (1) the aggregate principal amount of such Debt outstanding at any time does not exceed $3,000,000, less any payments or prepayments thereof after the date of its incurrence, (2) such Debt is unsecured except for a Lien on (a) industrial revenue or similar bonds issued by the City of Atchison, Kansas or an agency thereof and which are owned by MGP and with respect to which MGP is the ultimate obligor, and (b) a leasehold mortgage on MGP’s leasehold interest and improvements thereon with respect to MGP’s property in Atchison, Kansas commonly known as its “new office building” and its “research and development building,” (3) if required by the Agent, such Debt is subject to an intercreditor agreement in favor of the Agent, on behalf of the Banks, which restricts the holder of such Debt from obtaining judgment liens on or taking other action against assets of MGP other than such bonds or leasehold property and improvements thereon and which is otherwise reasonably acceptable to the Agent, and (4) the maturity, payment and other terms of such Debt are reasonably acceptable to the Banks.

“Permitted New Debt” means, collectively, (1) Permitted Cray Debt, (2) Permitted Atchison Debt, (3) Permitted ENB Debt, and (4) Permitted USDA Debt.

“Permitted USDA Debt” means Debt of MGP to one or more lenders, guaranteed in whole or in part by the United States Department of Agricultural, provided that (1) the aggregate principal amount of such Debt outstanding at any time does not exceed $25,000,000, less any payments or prepayments thereof after the date of its incurrence, (2) such Debt is unsecured except for a Lien on MGP’s real property and improvements thereon located in Atchison, Kansas (other than MGP’s property in Atchison, Kansas commonly known as its “new office” and its “research and development building”), and (3) the maturity, payment and other terms of such Debt are reasonably acceptable to the Banks.

5.                                      New Permitted Liens.

(a)                               Permitted Liens.  The definition of Permitted Liens in Section 1.1 of the Credit Agreement is amended to read as follows:

“Permitted Liens” means any of the following:

(1)                                  Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP;

(2)                                  Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(3)                                  deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business;

(4)                                  Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like Liens (excluding, however, any Lien in favor of a landlord) arising in the ordinary course of a Borrower’s business which secure the payment of obligations which are not more than 30 days past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP;

(5)                                  rights of way, zoning restrictions, easements and similar encumbrances affecting real property which do not materially interfere with the use of such property;

(6)                                  Liens existing on the Closing Date and described on Schedule 5.1(m) of this Agreement, and any renewals or refinancings thereof, provided that (a) the Debt secured by such Liens is limited to the Debt owing to the related creditor as described in Schedule 5.1(h), and any renewals or refinancings thereof, and (b) such Liens do not encumber any Collateral (other than Collateral consisting of Equipment, including proceeds thereof, with respect to which the Agent was first granted a Lien pursuant to the Second Amendment);

(7)                                  [intentionally omitted];

(8)                                  Liens in favor of a Bank or its affiliate securing Swap Obligations, which Liens shall be pari passu in priority with the Liens referred to in subpart (10) immediately below;

(9)                                  in the case of Inventory of a Borrower or a Subsidiary of a Borrower consisting of distilled spirits, the Lien thereon arising under 26 USC 5004;

(10)                            Liens in favor of the Agent (for the benefit of the Banks);

(11)                            Liens resulting from any judgment or award, the time for the appeal or petition for rehearing for which shall not have expired, or in respect of which a Borrower or a Subsidiary of a Borrower shall in good faith be prosecuting on appeal or proceeding for review and in respect of which a stay or execution pending such appeal or preceding for review shall have been granted;

(12)                            Liens granted by Firebird Acquisitions, LLC to Commerce Bank, N.A. securing Permitted Debt of the type described in subpart (7) of the definition of Permitted Debt in Section 1.1 of this Agreement;

(13)                            Permitted New Debt Liens; and

(14)                            other Liens approved in advance in a writing signed by the Required Banks and delivered to the Agent.

(b)                               Conforming Definition. Section 1.1 of the Credit Agreement is further amended to add the following definition in appropriate alphabetical order:

“Permitted New Debt Liens” means, (a) in the case of Permitted Cray Debt, Liens described in the definition thereof as being permitted to secure such Debt, (b) in the case of Permitted Atchison Debt, Liens described in the definition thereof as being permitted to secure such Debt, (c) in the case of Permitted ENB Debt, Liens described in the definition thereof as being permitted to secure such Debt, and (d) in the case of Permitted USDA Debt, Liens described in the definition thereof as being permitted to secure such Debt.

6.                                      Reporting Requirements.

(a)                               Borrowing Base Certificate.  Section 6.1(b)(3) of the Credit Agreement is amended to read as follows:

(3)                                  Borrowing Base Certificate.  As soon as available and in any event within three Business Days after the end of each week, a Borrowing Base Certificate dated as of the end of such week, which certificate shall, in addition to any others requirements applicable thereto, (i) break out Eligible Inventory by the applicable Borrowing

Base inventory group at the previous month-end cost figure, and (ii) include an accounts receivable customer aging.

(b)                               Additional Reporting Requirements.  A new Section 6.1(n) is added to the Credit Agreement which reads as follows:

(n)                                 Additional Reporting Obligations.  Without limiting the provisions of Section 6.1(b) or any other provisions of this Agreement, the Borrowers shall also furnish to the Agent and the Banks the following:

(1)                                  Customer List.  A list of all customers of each Borrower, including the name, address, phone number and contact information for each customer and such other information as the Agent may reasonably request, within 10 days after the end of each month;

(2)                                  Risk Management Report.  A risk management report regarding the Borrowers, substantially in the form as that being provided to the Banks prior to the Sixth Amendment Closing Date and including in any event information regarding the Borrowers’ purchase contracts, sales contracts and net open positions; such report to be delivered within three Business Days after the end of each week;

(3)                                  Commodity Hedge Statement.  A daily commodity hedge statement, substantially in the form as that being provided to the Banks prior to the Sixth Amendment Closing Date; such statement to be provided on each Business Day;

(4)                                  Cash Flow Report; Reconciliation.  A report (the “Cash Flow Report”) detailing the Borrowers’ projected cash flow and actual cash flow on a week-to-week basis and a cumulative basis (since the week beginning March 9, 2009), substantially in the form as (and using the same methodology to compute projected cash flow and actual cash flow as in) the Cash Flow Report attached to the Sixth Amendment as Exhibit D thereto; and, in addition, a reconciliation of such projected cash flow to actual cash flow on a week-to-week basis and on a cumulative basis (as provided above); in each case within three Business Days after the end of each week;

(5)                                  Accounts Payable Customer Aging.  An aging of all accounts payable owing by each Borrower, substantially in the form as that being provided to the Banks prior to the Sixth Amendment Closing Date; such aging to be delivered within three Business Days after the end of each week; and

(6)                                  Outstanding Checks.  A report regarding each Borrower’s outstanding checks and similar payment items,

substantially in the form as that being provided to the Banks prior to the Sixth Amendment Closing Date; such report to be delivered within three Business Days after the end of each week.

7.                                      Additional Covenants Relating to Inspections; Executive Compensation; Timing of Certain Transactions; and Hedging.

(a)                               Inspections.  A new Section 6.1(o) is added to the Credit Agreement which reads as follows:

(o)                                 Inspections.  Without limiting any other provisions of this Agreement or any other Credit Document, the Borrowers agree that the Agent and the Banks shall have the right at any time to inspect the Collateral and each Borrower’s other properties for purposes of confirming the Borrowing Base and for any other purposes permitted under the Credit Documents.  If the Agent employs one or more third-parties to conduct any such inspections, the Borrowers agree to reimburse the Agent on demand for all out-of-pocket costs and expenses incurred by the Agent or such third-parties in connection with such inspections.

(b)                               Executive Compensation Deferral.  A new Section 6.1(p) is added to the Credit Agreement which reads as follows:

(p)                                 Executive Compensation.  Until the earlier of (1) June 30, 2009, or (2) such time as the Total Revolving Credit Commitment equals or is less than $7,500,000, the Borrowers shall maintain in effect their executive compensation deferral agreements with certain officers that were disclosed in writing by the Borrowers to the Agent and the Banks prior to the Sixth Amendment Closing Date.

(c)                                Pekin Sale; Closing on Permitted New Debt.  A new Section 6.1(q) is added to the Credit Agreement which reads as follows:

(q)                                 Timing of Certain Transactions.  The Borrowers covenant to the Banks that:  (1) on or before April 1, 2009, the Borrowers shall close on the financing transactions described in the definitions of Permitted Atchison Debt and Permitted Cray Debt in Section 1.1 of this Agreement in amounts and on terms and conditions reasonably satisfactory to the Banks; (2) on or before April 15, 2009, the Borrowers shall close on the financing transactions described in the definition of Permitted ENB Debt in Section 1.1 of this Agreement in an amount and on terms and conditions reasonably satisfactory to the Banks; and (3) on or before June 15, 2009, MGP shall have received either (i) a written commitment letter or agreement from a third-party buyer to purchase MGP’s Pekin, Illinois facility on or before July 17, 2009 in an amount and on terms and conditions reasonably satisfactory to the Banks, or (ii) a written commitment letter or agreement by a bank or other institutional lender to provide the Permitted USDA Debt on or before July 17, 2009 in an amount and on terms and conditions reasonably satisfactory to the Banks.

(d)                               Hedging.  A new Section 6.2(k) is added to the Credit Agreement which reads as follows:

(k)                                  Hedging.  No Borrower shall enter into any commodity hedge transaction, except for commodity hedges to “lock in” or protect a Borrower from price movements associated with forward sales contracts the term of which does not exceed six months from the date of the executed hedge transaction.

(e)                                Possible Section Numbering Errors. The parties acknowledge that the Credit Agreement has been amended on numerous occasions and that, as a result, various sections or subsections of the Credit Agreement have been added or, in some cases, deleted.  Such additions and deletions of section or subsections may lead to inadvertent section or subsection numbering errors.  In light of this, the parties agree that, if a “new” section or subsection is added to the Credit Agreement and such section or subsection is inadvertently assigned a section or subsection number that already exists under the Credit Agreement, such new section or subsection shall not act to replace (and instead shall be in addition to) such existing section or subsection, unless the parties expressly agree that such new section or subsection is to “replace” such existing section or subsection or unless the context otherwise clearly requires that such replacement occur.

(f)                                   Material Non-Monetary Defaults to Include All Affirmative Covenants.  Section 7.1(b) of the Credit Agreement is amended to read as follows:

(b)                                 Material Non-Monetary Default.  Any Borrower fails to perform or observe any term, covenant or other provision contained in Sections 6.1, 6.2 or 6.3 of this Agreement in accordance with the terms thereof; or

8.                                      Weekly Cash Flow.

(a)                               New Financial Covenant.  A new Section 6.3(i) is added to the Credit Agreement which reads as follows:

(i)                                     Cash Flow.  The Borrowers’ cumulative Actual Cash Flow at the end of any week shall not vary negatively from the Borrowers’ cumulative Projected Cash Flow at the end of such week by an amount that exceeds the greater of (i) 10% of the cumulative Projected Cash Flow at the end of such week, or (ii) $200,000.  Notwithstanding the foregoing, to the extent any such negative variance is attributable solely to a Borrower’s failure to receive cash from a funding source described in the “Other Funding Sources” section of the Borrower’s Cash Flow Report delivered to the Banks pursuant to Section 6.1(n)(4) hereof, the Borrowers shall be deemed to be in compliance with the foregoing covenant for such week if such shortfall amount is received by a Borrower from such funding source within 10 Business Days after the end of such week (provided, further, that, if such funding source is Permitted ENB Debt, the Borrowers shall be deemed to be in compliance with such covenant if such Permitted ENB Debt proceeds are received by MGP by April 15, 2009).  The “cumulative” Actual Cash Flow and

Projected Cash Flow of the Borrowers shall be computed as provided in Section 6.1(n)(4) of this Agreement.

(b)                               Related Definitions.  Section 1.1 of the Credit Agreement is further amended to add the following definitions in appropriate alphabetical order:

“Actual Cash Flow” means, for any period, the Borrowers’ actual cash flow, as reflected in the Cash Flow Report for such period.

“Cash Flow Report” has the meaning given to such term in Section 6.1(n)(4) of this Agreement.

“Projected Cash Flow” means, for any period, the Borrowers’ projected cash flow for such period as reflected in the Cash Flow Report attached to the Sixth Amendment as Exhibit D thereto.

9.                                      No Other Amendments; No Waiver; No Implied Duty.  Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms.  Nothing in this Amendment shall constitute a waiver by any of the Bank Parties of any Default or Event of Default which may exist on the date hereof, and nothing herein shall require any Bank Party to waive any Default or Event of Default which may arise hereafter.  Nothing herein shall act to, or obligate any Person at any time to, release any Lien on any Collateral or limit the scope or amount of the obligations secured thereby.

10.                               Reaffirmation of Credit Documents.  Each Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Bank Parties, as a material inducement to the Bank Parties to enter into this Amendment, that: (a) such Borrower has no and in any event waives any defense, claim or right of setoff or recoupment with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or any Bank Party’s actions or inactions in respect of any of the foregoing, and (b) except as otherwise expressly provided in this Amendment, all representations and warranties made by such Borrower in the Credit Agreement or the other Credit Documents to which it is a party are true and complete on the date hereof as if made on the date hereof.

11.                               Representations and Warranties.  Each Borrower represents and warrants to the Bank Parties as follows:  (a) it is a validly existing corporation and has full corporate power and authority to enter into this Amendment and any documents or transactions contemplated hereby and to pay and perform any obligations it may have in respect of the foregoing; (b) its execution, delivery and performance of this Amendment and any documents or transactions contemplated hereby do not violate or conflict with, or require any consent under, (1) its organizational documents or any other agreement or document relating to its formation, existence or authority to act, (2) any agreement or instrument by which it or any its properties is bound, (3) any court order, judicial proceeding or any administrative or arbitral order or decree, or (4) any applicable law, rule or regulation; and (c) no authorization, approval or consent of or by, and no notice to or filing or registration with, any governmental authority or other Person is necessary for it to enter into this Amendment or any document or transaction contemplated hereby or to perform any of its obligations with respect to any of the foregoing.

12.                               Release of Bank Parties.  Without limiting any other provision of this Amendment, each Borrower, on behalf of itself and any officers, directors, agents, attorneys, employees, representatives, affiliates, successors and assigns it may have and anyone claiming through or under it (collectively, with respect to all Borrowers, the “Releasing Parties”), hereby releases, remises and acquits each Bank Party, and its officers, directors, agents, attorneys, employees, representatives, affiliates, successors and assigns and anyone claiming through or under it (collectively, with respect to all Bank Parties, the “Released Parties”), from all manners of action, causes of action, claims and demands of every kind and nature whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, as of the date of this Amendment, that any of the Releasing Parties had or may have against any of the Released Parties.

13.                               Conditions Precedent to Amendment.  Unless and to the extent the Agent waives the benefits of this sentence by giving written notice thereof to the Borrowers, the Bank Parties shall have no duties under this Amendment, nor shall any extensions, waivers or other concessions by the Bank Parties under this Amendment be effective, in each case until the Agent has received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

(a)                               Amendment.  This Amendment;

(b)                               Other.  Such other documents, consents, agreements or other items as the Agent may reasonably request.

14.                               Joint and Several Liability.  Notwithstanding anything in this Amendment to the contrary, each Borrower’s representations, warranties and covenants under this Amendment (and under the other Credit Documents as amended hereby) shall be the joint and several representations, warranties and covenants of all Borrowers.

15.                               Expenses.  The Borrowers shall pay the reasonable out-of-pocket legal fees and expenses incurred by the Agent, the Banks and their respective representatives in connection with the preparation and closing of this Amendment and any other documents referred to herein and the consummation of any transactions referred to herein or therein.

16.                               Governing Law.  This Amendment shall be governed by the same law that governs the Credit Agreement.

17.                               Counterparts; Fax Signatures.  This Amendment may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Amendment may be validly executed and delivered by fax, e-mail or other electronic means and any such execution or delivery shall be fully effective as if executed and delivered in person.

18.                               Firebird Aircraft Financing; Commerce Only.  Insofar as the Designated Defaults gave rise to a default or event of default under the aircraft financing agreements between Commerce Bank, N.A. and Firebird Acquisitions, LLC, Commerce Bank, N.A. waives any such default or event of default.

[signature page(s) to follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

MGP INGREDIENTS, INC.

By	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: VP Finance & CFO

MIDWEST GRAIN PIPELINE, INC.

By	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: VP Finance & CFO

COMMERCE BANK, N.A.,
as Agent, Issuing Bank, Swingline Lender and a Bank

By:	/s/Wayne C. Lewis
Name: Wayne C. Lewis
Title: Vice President

BMO CAPITAL MARKETS FINANCING, INC.,
as a Bank

By	/s/ Barry W. Stratton
Name: Barry Stratton
Title:Managing Director

NATIONAL CITY BANK,
as a Bank

By	/s/:Michael Leong
Name: Michael Leong
Title: Vice President

Sixth Amendment to Credit Agreement – Signature Page

Exhibit A-1

(Banks and Commitments*; Prior to April 30, 2009)

Bank	Revolving Credit Commitment	Letter of Credit Commitment**	Swingline Loan Commitment**	Bank’s Total Commitment
Commerce Bank, N.A.	$12,897,500	$3,080,000	$5,000,000	$12,897,500
BMO Capital Markets Financing, Inc.	$10,301,250	$2,460,000	0	$10,301,250
National City Bank	$10,301,250	$2,460,000	0	$10,301,250
Totals:	$33,500,000	$8,000,000	$5,000,000	$33,500,000

*                                         Commitments subject to reduction as provided in Section 3.22 of the Agreement.

**                                  As more particularly described in the Agreement, the Letter of Credit Commitment and the Swingline Loan Commitment are each subcommitments under the Total Revolving Credit Commitment.  Accordingly, extensions of credit under the Letter of Credit Commitment or the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Total Revolving Credit Commitment.

1

Exhibit A-2

(Banks and Commitments*; May 1, 2009 through July 16, 2009)

Bank	Revolving Credit Commitment	Letter of Credit Commitment**	Swingline Loan Commitment**	Bank’s Total Commitment
Commerce Bank, N.A.	$9,625,000	$3,080,000	$5,000,000	$9,625,000
BMO Capital Markets Financing, Inc.	$7,687,500	$2,460,000	0	$7,687,500
National City Bank	$7,687,500	$2,460,000	0	$7,687,500
Totals:	$25,000,000	$8,000,000	$5,000,000	$25,000,000

*                                         Commitments subject to reduction as provided in Section 3.22 of the Agreement.

**                                  As more particularly described in the Agreement, the Letter of Credit Commitment and the Swingline Loan Commitment are each subcommitments under the Total Revolving Credit Commitment.  Accordingly, extensions of credit under the Letter of Credit Commitment or the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Total Revolving Credit Commitment.

2

Exhibit A-3

(Banks and Commitments*; After July 17, 2009)

Bank	Revolving Credit Commitment	Letter of Credit Commitment**	Swingline Loan Commitment**	Bank’s Total Commitment
Commerce Bank, N.A.	$2,887,500	$2,887,500	$1,000,000	$2,887,500
BMO Capital Markets Financing, Inc.	$2,306,250	$2,306,250	0	$2,306,250
National City Bank	$2,306,250	$2,306,250	0	$2,306,250
Totals:	$7,500,000	$7,500,000	$1,000,000	$7,500,000

*                                         Commitments subject to reduction as provided in Section 3.22 of the Agreement.

**                                  As more particularly described in the Agreement, the Letter of Credit Commitment and the Swingline Loan Commitment are each subcommitments under the Total Revolving Credit Commitment.  Accordingly, extensions of credit under the Letter of Credit Commitment or the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Total Revolving Credit Commitment.

3

Exhibit B

(form of Subordination Agreement )

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of March     , 2009, among Commerce Bank, N.A, a national banking association, in its capacity as Agent under the Credit Agreement referred to below (in such capacity, the “Agent”), Cloud L. Cray, Jr. Trust under agreement dated October 25, 1983 (the “Junior Creditor”), MGP Ingredients, Inc., a Kansas corporation (“MGP”), and Midwest Grain Pipeline, Inc., a Kansas corporation (“Midwest Grain” and, together with MGP, the “Borrowers”).

ARTICLE I
DEFINITIONS

1.1                               Definitions.  Terms used but not defined in this Agreement have the meanings given to them in the Credit Agreement.  In addition, the following terms have the meanings specified below (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Agent” means the Agent referred to in the introductory paragraph hereof and any successor Agent under the Credit Agreement.

“Bank” has the meaning specified in the Credit Agreement.

“Credit Agreement” means the Credit Agreement dated as of May 5, 2008, among the Borrowers, Commerce Bank, N.A., as the Agent, Issuing Bank and Swingline Lender, and the Banks from time to time party thereto and any amendments, replacements, restatements, consolidations and other modifications thereof from time to time.

“Credit Documents” means all instruments (including, without limitation, the Notes), documents and agreements which now or hereafter evidence, secure, guarantee or otherwise relate to the Borrowers’ Obligations under the Credit Agreement, the Notes and/or the other Credit Documents and any renewals, replacements, consolidations, amendments and other modifications of any of the foregoing from time to time.

“Default” means any Default or Event of Default specified in the Credit Agreement.

“Insolvency Event” has the meaning specified in Section 3.2(a) hereof.

“Junior Creditor” means the Junior Creditor referred to in the introductory paragraph hereof and any other holder from time to time of any Junior Debt, as appropriate.

“Junior Debt” means all Obligations of each Borrower to, or acquired by, the Junior Creditor.  Without limiting the generality of the foregoing, Junior Debt includes the Junior Note and all other Obligations of each Borrower of any nature whatsoever to the Junior Creditor, irrespective of whether such Obligations are evidenced by any written instrument or agreement, whether now existing or hereafter arising or acquired, or however arising.

“Junior Liens” has the meaning specified in Section 3.6 hereof.

“Junior Lien Documents” has the meaning specified in Section 2(a)(ii) hereof.

“Junior Note” means the promissory note, dated March     , 2009, from the Borrowers, as makers, to the Junior Creditor, as payee, in the original principal amount of $2,000,000.00, as the same may be amended, renewed, restated, consolidated, replaced and otherwise modified from time to time.

“Notes” has the meaning specified in the Credit Agreement.

“Obligations” means all debts and other liabilities of each Borrower of any nature whatsoever whether now existing or hereafter incurred or arising and whether matured or unmatured, liquidated or unliquidated, contractual or non-contractual, joint, several or joint and several, fixed or contingent, disputed or undisputed, direct or indirect.

“Senior Creditors” means, collectively, the Banks and any other holder from time to time of any Senior Debt, as appropriate.

“Senior Debt” means: (a) all Obligations of each Borrower under the Credit Agreement, the Notes and the other Credit Documents, whether for principal, interest (including interest accruing after the occurrence of an Insolvency Event whether or not the same is allowed as a claim), premium, fees, expenses, indemnification obligations or otherwise; and (b) all indebtedness of each Borrower, the proceeds of which are used to refinance any of the foregoing.

“Senior Liens” has the meaning specified in Section 3.6 hereof.

ARTICLE II
REPRESENTATIONS OF JUNIOR CREDITOR

2.1                               Representations and Warranties.

(a)                                The Junior Creditor represents and warrants to the Agent as follows:

(i)            This Agreement has been duly executed and delivered by the Junior Creditor, and is the valid and binding obligation of the Junior Creditor, enforceable against the Junior Creditor in accordance with its terms.

(ii)           The Junior Creditor does not have any lien or other security interest on any existing or future assets of any Borrower, whether real, personal or otherwise, except for any such lien or security interest arising under or evidenced by (collectively, the “Junior Lien Documents”): (1) the Junior Note; (2) one Uniform Commercial Code financing statement, from MGP, as debtor, to the Junior Creditor, as secured party, relating to the collateral described in the Junior Note, to be filed in the Kansas Secretary of State’s Office; (3) one Uniform Commercial Code financing statement from Midwest Grain, as debtor, to the Junior Creditor, as secured party, to be filed in the Kansas Secretary of State’s Office; (4) the Mortgage, Assignment of Leases, Security Agreement and Fixture Filing Financing Statement, dated on or about the date hereof, made by MGP, as mortgagor, to the Junior Creditor, as mortgagee, encumbering certain real property of MGP located in Pekin, Illinois and more particularly described in the definition of Permitted Cray Collateral in the Credit Agreement; and (5) the Mortgage, Assignment of Leases, Security Agreement and Fixture Filing Financing Statement, dated on or about the date hereof, made by MGP, as mortgagor, to the Junior Creditor, as mortgagee, encumbering certain real property of MGP located in Atchison, Kansas and more particularly described in the definition of Permitted Cray Collateral in the Credit Agreement.

(iii)          The Junior Creditor is the holder of the Junior Debt and has not encumbered, hypothecated or otherwise transferred any Junior Debt or any interest of the Junior Creditor therein to any other person or entity.  Similarly, the Junior Creditor has not assigned or otherwise transferred the Junior Liens or any rights of the Junior Creditor under any of the Junior Lien Documents to any other person or entity.

(iv)          No person or entity has guaranteed the payment or performance of any Junior Debt or agreed to purchase or otherwise acquire any Junior Debt.

(v)           A true and complete copy of the Junior Note is attached hereto as Exhibit A hereto.

(b)                               Each Borrower represents and warrants to the Agent as follows:

(i)            This Agreement has been duly executed and delivered by such Borrower, and is the valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms.

(ii)           Such Borrower has not encumbered (and has not agreed to encumber at any time) any of its existing or future properties in any respect to secure its obligation to pay any Junior Debt, except as provided in the Junior Lien Documents.

(iii)          To such Borrower’s knowledge, after making due inquiry, the Junior Creditor is (1) the holder of the Junior Debt and has not encumbered, hypothecated or otherwise transferred any Junior Debt or any interest of the Junior Creditor therein to any other person or entity, and (2) the only person or entity entitled to enforce any rights under the Junior Lien Documents or otherwise with respect to any Junior Liens.

(iv)          No person or entity has guaranteed the payment or performance of any Junior Debt or agreed to purchase or otherwise acquire any Junior Debt.

(v)           A true and complete copy of the Junior Note is attached hereto as Exhibit A hereto.

ARTICLE III
SUBORDINATION TO SENIOR DEBT

3.1                               Subordination.

(a)           General.  Notwithstanding anything to the contrary in any document evidencing any Junior Debt, the Junior Creditor agrees and covenants that the Junior Debt is and shall be subordinate in right of payment to the prior payment in full of the Senior Debt.  The Senior Debt shall not be deemed to have been paid in full until all obligations of the Agent and the Senior Creditors under the Credit Agreement shall have been terminated and the Agent and the Senior Creditors shall have received indefeasible payment in full of the Senior Debt in cash.

(b)           Payment of Junior Debt.  Until all obligations of the Agent and the Senior Creditors under the Credit Agreement shall have been terminated and the Agent and the Senior Creditors shall have received indefeasible payment in full of the Senior Debt in cash, the Junior Creditor shall not be entitled to receive any payments of principal, interest, fees or any other amounts payable in respect of any Junior Debt.

3.2                               Priority and Payment Over of Proceeds in Certain Events.

(a)           Insolvency or Dissolution of the Borrowers.  Upon any payment or distribution of all or any of the assets or securities of a Borrower of any kind or character, whether in cash, property or securities, upon any dissolution, winding up, liquidation, reorganization, arrangement, adjustment, protection, relief or composition of a Borrower or its debts, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, arrangement, reorganization, relief or other proceedings, or upon any assignment for the benefit of creditors or any other marshaling of the assets and liabilities of a Borrower or otherwise (any such event being an “Insolvency Event”), all Senior Debt shall first be indefeasibly paid in full before the Junior Creditor shall be entitled to receive any payment of any Junior Debt from or on account of such Borrower.  Upon the occurrence of any Insolvency Event, any payment or distribution of assets or securities of a Borrower of any kind or character, whether in cash, property or securities, to which the Junior Creditor would be entitled except for the provisions of this Article III, shall be made by such Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the Agent for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment in full of all Senior Debt after giving effect to any concurrent payment or distribution to the Agent on the Senior Debt.

(b)           Certain Payments Held in Trust.  In the event that, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Junior Creditor shall have received any payment or distribution in respect of any Junior Debt contrary to such provisions, then and in such event such payment or distribution shall be received and held in trust for the Senior Creditors and shall be paid over or delivered to the Agent for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of all Senior Debt in full after giving effect to any concurrent payment or distribution to the Agent in respect of the Senior Debt.

3.3           Suspension of Remedies.  Prior to the indefeasible payment in full of the Senior Debt and the termination of the Credit Agreement in accordance with its terms, the Junior Creditor shall not (a) ask, demand or sue for any payment or distribution or exercise any other remedy in respect of any Junior Debt or with respect to any Junior Liens, in each case whether arising under contract, by law or in equity (including, without limitation, any action to enforce any guaranty or other credit enhancement in respect of any Junior Debt) or (b) commence, or join with any other creditor (other than the Agent) in commencing, any Insolvency Event.

3.4           Rights of the Agent Not to be Impaired; Modification of Senior Debt.  No right of the Agent to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act in good faith by the Agent or any Senior Creditor, or by any noncompliance by any Borrower, with the terms and provisions and covenants herein, regardless of any knowledge thereof the Agent or any Senior Creditor may have or otherwise be charged with.  The provisions of this Article III are intended to be for the benefit of, and shall be enforceable directly by, the Agent.  Without limiting the generality of Section 3.8(a) or any other provision of this Agreement, the Junior Creditor agrees that the Agent, the Banks and the Borrowers may from time to time modify the terms of any Senior Debt, including, without limitation, extending or otherwise modifying the payment terms thereof; increasing or otherwise modifying the interest rates or fees payable under the Credit Agreement, the Notes and the other Credit Documents; or extending the maturity thereof.  The Junior Creditor agrees that the Agent, the Banks and the Borrowers may so modify the terms of any Senior Debt from time to time without obtaining the consent of, or giving notice to, the Junior Creditor and that the right of the Agent and the Senior Creditors to receive prior payment in full of the Senior Debt, as so modified, and all other rights of the Agent hereunder, shall not be impaired or otherwise affected by any such modification or modifications.

3.5                               Actions to Effectuate Subordination.

(a)           Authorization to Senior Creditors to Act.  In the event of an Insolvency Event, the Agent is irrevocably authorized and empowered (in its own name or in the name of the Junior Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 3.2(a) above and to file and vote claims and proofs of claim with respect to the Junior Debt in any bankruptcy or other insolvency proceeding, and in each case to apply any payment or other distribution of assets or securities in the manner and to the extent provided in Section 3.2(a) above.  In furtherance of the rights granted to the Agent herein, Junior Creditor hereby grants to the Agent a power of attorney to vote claims and proof of claims for, on behalf of and in the name of, the Junior Creditor.  The power of attorney granted by Junior Creditor to the Agent hereunder is acknowledged by Junior Creditor and the Agent to be coupled with an interest and shall be irrevocable.  Junior Creditor further grants and assigns to the Agent a beneficial interest in the Junior Creditor’s claims solely for the purpose and to the extent required to vest in the Agent an interest in the Junior Creditor’s claims sufficient under applicable provisions of the Bankruptcy Code to enable the Agent to direct Junior Creditor to vote claims and proofs of claims on behalf of the Junior Creditor as provided herein.

(b)           Specific Performance.  The Agent is hereby authorized to demand specific performance of the provisions of this Agreement, at any time when the Junior Creditor shall have failed to comply with any of the provisions of this Agreement.  The Junior Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.  The Junior Creditor hereby acknowledges that the provisions of this Article are intended to be enforceable at all times, whether before or after the commencement of an Insolvency Event.

(c)           Notice of Subordination; Further Assurances.  The Junior Creditor will cause the Junior Note and any other writing evidencing or securing any Junior Debt to provide a legend on such writing or to otherwise conspicuously note in such writing that that the Junior Debt evidenced or secured thereby is subordinate to the Senior Debt (or, as applicable, the Senior Liens) to the extent provided in this Agreement.  The Junior Creditor will further mark the Junior Creditor’s books of account, if any, in such a manner as shall be effective to give proper notice of the effect of this Agreement, and will, in the case of any Junior Debt which is not evidenced by any instrument, upon the Agent’s request cause such Junior Debt to be evidenced by an appropriate instrument or instruments that comply with the provisions of this Agreement.  The Junior Creditor will, at the Junior Creditor’s expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all commercially reasonable further action, that may be necessary or desirable, or that the Agent may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder.

3.6                               Security Interest of Junior Creditor.

(a)           Subordination of Security Interests and Other Liens.  Each Borrower has granted to the Junior Creditor certain security interests in and liens upon certain of its property as security for certain of the Junior Debt.  All such security interests and liens, and any other security interests and liens now or hereafter granted by any Borrower in favor of the Junior Creditor, are collectively referred to as the “Junior Liens”.  The Junior Creditor agrees that until all obligations of the Agent and the Senior Creditors under the Credit Agreement shall have been terminated and the Agent and the Senior Creditors shall have received indefeasible payment in full of the Senior Debt in cash, the Junior Liens shall be subject, junior and subordinate to all security interests and liens granted or purported to be granted by any Borrower in favor of the Agent for the benefit of the Banks (all such security interests and liens, and any other security interests and liens granted or purported to be granted, now or hereafter, by any Borrower in favor of the Agent for the Benefit of the Banks are collectively referred to as the “Senior Liens”), irrespective of (i) the order or method of attachment or perfection of any Senior Liens and any Junior Liens (including, without limitation, the order of filing or recording of any financing statements, deeds of trust or other security documents evidencing any such liens and any rights the Junior Creditor may have as the holder of a purchase money security interest or similar lien right), or (ii) the failure of the Agent to perfect, or to maintain the perfection of, any security interests or liens comprising any of the Senior Liens.

(b)           Release of Junior Liens.  In the event of any sale or disposition of any asset that is subject to a Junior Lien, the Junior Creditor shall execute and deliver to the Agent and the applicable Borrower all such consents, releases, assignments and other instruments with respect to such assets (including, without limitation, a partial releases, termination statements or mortgage satisfactions, as the Agent may request in order to effect such sale or disposition free of any Junior Lien.

(c)           Insurance for Collateral.  Prior to indefeasible payment in full of the Senior Debt and termination of the Credit Agreement in accordance with its terms, the Agent shall have the sole right, in the exercise of its reasonable credit judgment, to adjust and compromise any claims under any insurance maintained by any Borrower insuring any Collateral, to collect and receive the proceeds thereof, and to execute and deliver all proofs of loss, receipts, vouchers and releases in connection with such claims.  Upon request, the Junior Creditor will deliver to the Agent or any such insurer such releases, consents or other instruments as the Agent may reasonably request to implement the provisions of this subsection (c).  Any insurer shall be entitled to rely on a copy of this Agreement as its irrevocable authorization to deal solely with the Agent as hereinabove described, notwithstanding the designation of the Junior Creditor as loss payee, mortgagee, additional insured or the like on any such policy of insurance.

3.7                               No Contest; Insolvency Proceedings.

(a)           The Junior Creditor shall have no right to contest any of the procedures or actions taken by the Agent to foreclose or liquidate any assets subject to a Senior Lien (including, without limitation, any price or other terms of the sale of such assets) or to otherwise enforce any of the Agent’s rights and remedies with respect to such assets.

(b)           The Junior Creditor agrees that it shall not (and hereby waives any right to) contest or support, directly or indirectly, any other Person in contesting, in any proceeding (including any relating to an Insolvency Event), the priority, validity or enforceability of the Senior Debt or Senior Liens.

(c)           If a Borrower becomes the subject of an insolvency or bankruptcy proceeding the Junior Creditor will not (i) seek adequate protection of, or relief from the automatic stay with respect to the Junior Liens without the prior written consent of the Agent, (ii) oppose or object to any court order in such insolvency or bankruptcy proceeding to the extent it allows such Borrower to use the proceeds of any assets of such Borrower that are subject to the Junior Liens and that is consented to by the Agent in writing or (iii) oppose or object to any post-petition financing that any of the Senior Creditors elect, in their sole and absolute discretion, to extend to such Borrower as a debtor-in-possession in any such proceeding, and any such post-petition financing will be considered “Senior Debt” for purposes of this Agreement.

3.8                               Miscellaneous.

(a)           All rights and interests of the Agent under this Article III, and all agreements and obligations of the Junior Creditor under this Article III, shall remain in full force and effect irrespective of:  (i) any lack of validity or enforceability of the Credit Agreement, the Notes or any of the other Credit Documents or any other documents or agreements evidencing or otherwise relating to any Senior Debt; (ii) any change in the time, manner or place of payment of, or in any other term of, any Senior Debt, or any other amendment or waiver of or any consent to departure from the Credit Agreement, the Notes or any of the other Credit Documents or any other documents or agreements evidencing or otherwise relating to any Senior Debt; (iii) any exchange, release or non-perfection of any collateral, any release of any person or entity liable in whole or in part, or any release or amendment or waiver of or consent to departure from any guaranty, for any Senior Debt; (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Borrowers, a surety or a subordinate creditor.

(b)           The provisions of this Article III shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Senior Debt is rescinded or must otherwise be returned by a Senior Creditor upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

(c)           The Junior Creditor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any Senior Debt and this Article III and any requirement that the Agent protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against all or any Borrower or any other person or entity or any collateral.

(d)           No failure on the part of the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(e)           The provisions of this Article III constitute a continuing agreement and shall (i) remain in full force and effect until all obligations of the Agent and the Senior Creditors under the Credit Agreement shall have been terminated and the Agent and the Senior Creditors shall have received indefeasible payment in full of the Senior Debt in cash, (ii) be binding upon the Junior Creditor and the Junior Creditor’s successors and assigns, and (iii) inure to the benefit of and be enforceable by the Agent, the Senior Creditors and their respective successors, assigns and transferees.  Without limiting the generality of the foregoing clause (iii), a Senior Creditor may assign or otherwise transfer any Notes or any part of the indebtedness evidenced thereby, or grant any participation in any of its rights or obligations under the Credit Agreement or any of the other Credit Documents, or may transfer any interest it has in any other Senior Debt, to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Senior Creditor herein or otherwise.

ARTICLE IV
COVENANTS

4.1                               Covenants of Junior Creditor.  The Junior Creditor covenants and agrees with the Agent that, unless the Agent shall otherwise agree in writing, prior to the termination of the Credit Agreement and indefeasible payment in full of the Senior Debt:

(a)           The Junior Creditor will not cancel or otherwise discharge any Junior Debt (except upon payment in full thereof to the extent permitted by Article III).

(b)           The Junior Creditor will not sell, assign, pledge, encumber or otherwise dispose of any Junior Debt or any Junior Liens held by the Junior Creditor unless each such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Agreement.

(c)           The Junior Creditor will not permit the terms of any Junior Debt held by the Junior Creditor to be amended or otherwise modified in any respect without obtaining the prior written consent of the Agent.  Similarly, the Junior Creditor will not permit any documents evidencing any Junior Liens to be amended or otherwise modified in any respect without obtaining the prior written consent of the Agent.

(d)           Except as set forth in the Junior Lien Documents, the Junior Creditor will not secure the payment of any Junior Debt, or obtain a lien, security interest or other charge or encumbrance of any nature whatsoever against the property of any Borrower, whether now owned or hereafter acquired.

(e)           The Junior Creditor will not accept or be the beneficiary under any guaranty, debt purchase agreement or similar assurance of payment or performance from any person or entity who has guaranteed or hereafter guarantees or who otherwise assures payment of any Senior Debt without obtaining the prior written consent of the Agent, and then only upon first entering into a subordination agreement with the Agent whereby the Junior Creditor’s payment and other rights in respect of such guarantor are subordinated in substantially the same manner as the Junior Creditor’s payment and other rights in respect of the Borrowers under this Agreement.

ARTICLE V
MISCELLANEOUS

5.1           Amendments; Waiver.  No amendment or waiver of any provision of this Agreement or consent to any departure by the Junior Creditor herefrom shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and the specific purpose for which given.

5.2           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.3           Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  A signature of a party to this Agreement sent by facsimile or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.

5.4           Addresses for Notices.  All demands, notices and other communications provided for hereunder shall be in writing and shall be delivered, or sent by facsimile or other electronic transmission, to the parties as follows:

If to the Agent:

Commerce Bank, N.A.

1000 Walnut Street

Kansas City, Missouri 64106

Attn:  Wayne Lewis

Fax No.:  (816) 234-7290

If to the Junior Creditor:

Cloud L. Cray, Jr. Trust under agreement dated October 25, 1983

20045 266th Road

Atchison, Kansas  66002

Attention:

Fax No.:

If to a Borrower:

[Name of Borrower]

c/o Cray Business Plaza

100 Commercial Street

Atchison, Kansas 66002

Attention:

Fax No.:

5.5           Third Parties.  This Agreement is among the Agent, the Junior Creditor and the Borrowers only and (except as provided in the next sentence) is not intended to confer any benefits or rights on any other persons or entities. Notwithstanding the preceding sentence, the Junior Creditor and each Borrower agrees that (a) the Senior Creditors are express third-party beneficiaries of this Agreement, (b) each representation or warranty the Junior Creditor or any Borrower makes to the Agent in this Agreement is made to the Agent, for its benefit and for the benefit of the Senior Creditors, and (c) each covenant, undertaking, waiver, release, indemnification and other term and provision of this Agreement that is agreed to or given by the Junior Creditor or any Borrower in favor of the Agent is agreed to or given in favor of the Agent, for its benefit and for the benefit of the Senior Creditors.  Nothing in this Agreement is intended to affect the rights and obligations of the Borrowers, the Agent, the Senior Creditors (including the Banks) under the Credit Documents and all references to the rights and obligations of those parties are qualified in their entirety by the relevant provisions of the Credit Documents.

5.6           Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements among such parties with respect to such subject matter.

5.7           Governing Law.  This Agreement shall be governed by the laws of the State of Missouri without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

5.8           Consent to Forum.  As part of the consideration for new value this day received, the Junior Creditor hereby consents to the jurisdiction of any state or federal court located within Jackson County, Missouri, and waives personal service of any and all process upon the Junior Creditor and consents that all such service of process be made by certified or registered mail directed to the Junior Creditor at the address provided in Section 5.4 hereof and service so made shall be deemed to be completed upon actual receipt thereof.  The Junior Creditor waives any objection to jurisdiction and venue of any action instituted against the Junior Creditor as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.  The Junior Creditor further agrees not to assert against the Agent or any Senior Creditor (except by way of a defense or counterclaim in a proceeding initiated by the Agent or any Senior Creditor) any claim or other assertion of liability with respect to this Agreement, the conduct of the Agent or any Senior Creditor or otherwise in any jurisdictions other than the foregoing jurisdictions.  Nothing in this Section shall affect the right of the Agent to serve legal process in any other manner permitted by law or affect the right of the Agent to bring any action or proceeding against the Junior Creditor in the courts of any other jurisdictions.

5.9           Waiver of Jury Trial.  To the fullest extent permitted by law, and as separately bargained for consideration to the Agent, the Junior Creditor hereby waives any right to trial by jury (which the Agent also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or relating to this Agreement or the actions or inactions of the Agent or any Senior Creditor in respect thereof. To effectuate the foregoing, the Agent is hereby granted an irrevocable power of attorney to file, as attorney-in-fact for the Junior Creditor, a copy of this agreement in any Missouri court pursuant to Mo.Rev.Stat. § 510.190 and rule 69.01, V.A.M.R. and/or any other applicable law, and the copy of this Agreement so filed shall conclusively be deemed to constitute the Junior Creditor’s waiver of trial by jury in any proceeding arising out of or otherwise relating to this Agreement or the conduct of the Agent or any Senior Creditor in respect thereof.

[signature page(s) to follow]

IN WITNESS WHEREOF, the Agent, the Junior Creditor and the Borrowers have duly executed and delivered this Agreement as of the date first above written.

COMMERCE BANK, N.A.,
in its capacity as Agent under the Credit Agreement

By:
Name:
Title:

CLOUD L. CRAY, JR. TRUST
under agreement dated October 25, 1983

By:
Cloud L. Cray, Trustee

MGP INGREDIENTS, INC.,
a Kansas corporation

By:
Name:
Title:

MIDWEST GRAIN PIPELINE, INC.,
a Kansas corporation

By:
Name:
Title:

Exhibit A to Subordination Agreement

(see attached copy of Junior Note)

Exhibit C

(form of Cray Trust note)

SUBORDINATED secured promissory note

$2,000,000.00	March , 2009

Atchison, Kansas

FOR VALUE RECEIVED, the undersigned, MGP INGREDIENTS, INC., a Kansas corporation and MIDWEST GRAIN PIPELINE, INC., a Kansas corporation (each a “Borrower” and collectively the Borrowers), each jointly and severally promises to pay to the order of the CLOUD L. CRAY, JR. TRUST under agreement dated October 25, 1983, whose address is 20045 266th Road, Atchison, Kansas  66002 (together with his successors and assigns, the “Lender”) the principal amount of TWO MILLION DOLLARS ($2,000,000.00) (the “Principal Amount”), together with interest upon the principal balance remaining outstanding from time to time as set forth below, in payments as set forth below.  The indebtedness evidenced by this Subordinated Secured Promissory Note (the “Note”) is referred to herein as the “Loan.”.

1.     PROMISE TO PAY PRINCIPAL.

Subject to the terms of the subordination agreement (as defined below), the borrowers promise to pay to the lender the outstanding principal of the Loan under this note in full on the maturity date of this Note.

2.                                      MATURITY DATE.

The “Maturity Date” of this Note shall be the earlier of: (a) the date that is 1 year from the date hereof; or (b) the acceleration of the Loan by the Lender upon the occurrence of an Event of Default (as defined below).

3.                                      INTEREST.

The applicable interest rate (the “Applicable Interest Rate”) shall be interest at a rate per annum equal to seven percent (7%).  Interest on this Note shall be calculated on the actual number of days elapsed, on the basis of a calendar year.

4.                                      PAYMENTS.

The Borrowers shall make payments to Lender at his address or as later communicated to Borrowers, in immediately payable U.S. funds.  Payments shall be applied first to unpaid fees, costs, and expenses which are reimbursable under the terms of this Note, then to accrued unpaid interest, then to principal.  If any payment due date is a Saturday, Sunday, or holiday generally observed by banks in Atchison, Kansas, the due date of the payment shall automatically be extended to the next following banking business day.

4.1          Interest and Principal Payments.  Subject to the terms of the Subordination Agreement, the Borrowers shall pay interest in a single lump sum payment on the Maturity Date.  Principal payments of the Loan will be paid in accordance with Section 1.

4.2          Final Payment.  Subject to the terms of the Subordination Agreement, all accrued and unpaid interest, late payment charges, outstanding principal, and all other amounts chargeable under the Loan Documents shall be due and payable in full on the Maturity Date.

5.                                      BUSINESS LOAN.

The purpose of the Loan is to fund the Borrowers’ general corporate purposes.  The Borrowers agree that the funds the Borrowers receive under the terms of the Loan will be used only for these purposes.  The Borrowers agree that this is a business loan and that none of the Loan proceeds have been or will be used for any personal, consumer, family, or household purpose.

6.                                      SECURITY.

6.1          Grant of Security Interest.  Each Borrower hereby grants to Lender a security interest in, and a lien on, all of such Borrower’s right, title and interest in the following property (together with any property subject to a lien in favor of the Lender pursuant to any other Loan Document, the “Collateral”) wherever located and whether now owned or hereafter acquired or arising (capitalized terms used in this Section 6 and not otherwise defined in this Note shall have the meaning assigned to such terms in the Uniform Commercial Code as adopted by the State of Kansas):

(a)           all Equipment;

(b)           all General Intangibles (including, without limitation, patents, trademarks and trade names and applications for patents, trademarks and trade names);

(c)           all Chattel Paper;

(d)           all Documents;

(e)           all Instruments;

(f)            all Investment Property;

(g)           all Deposit Accounts;

(h)           all Fixtures;

(i)            all As - Extracted Collateral;

(j)            all books, records, ledger cards, data processing records, Software, and other property at any time evidencing or relating to Collateral;

(k)           all monies, securities, and other property now or hereafter held, or received by, or in transit to, Lender, from or for the Borrower;

(l)            all parts, accessories, attachments, special tools, additions, replacements, substitutions, and accessions to or for all of the foregoing; and

(m)          All Proceeds and products of all of the foregoing in any form, including, without limitation, amounts payable under any policies of insurance insuring the foregoing against loss or damage, and all increases and profits received from all of the foregoing.

6.2          Excluded Assets.  Notwithstanding anything in this Note to the contrary the Collateral shall not include the Excluded Assets.

“Excluded Assets” means:

(1)                                  all Accounts;

(2)           all Inventory;

(3)           the Excluded GE Equipment Collateral;

(4)           the Excluded Real Estate; and

(5)           MGP’s equity interest in D.M. Ingredients GmbH.

“Excluded GE Equipment Collateral” means Equipment of the Borrowers so long as such Equipment is encumbered by a the lien in favor of GE Capital Public Finance, Inc. set forth in Schedule 5.1(m) of the Senior Credit Agreement; provided, however, that, upon the repayment or other satisfaction of the debt secured by any such lien, the related Equipment shall no longer constitute Excluded GE Equipment Collateral.

“Excluded Real Estate” means (1) MGP’s “new” office building and laboratory located in Atchison, Kansas and which has been conveyed to, and leased back from, the City of Atchison in connection with an industrial revenue bond financing transaction (including, without limitation, the Borrower’s leasehold interest in such property), and (2) MGP’s plant located in Kansas City, Kansas (i.e., the KCIT Facility), so long as such plant is encumbered by a lien which secures “Permitted Debt” under the Senior Credit Agreement.

6.3          Real Estate Collateral.  The obligations of the Borrowers to the Lender are also secured by certain liens on certain parcels of the Borrowers’ real property in Pekin, Illinois and Atchison, Kansas granted to the Lender by the Borrowers pursuant to those certain Mortgage, Assignment of Leases, Security Agreements and Fixture Filing Financing Statements (the “Mortgages”) entered into as of the date of this Note.

6.4          Secured Obligations.  The security interests granted by Borrowers pursuant to this Section 6 secure payment of any and all indebtedness, and performance of all obligations and agreements, of the Borrowers to Lender pursuant to this Note.  The Borrowers authorize the Lender to file any UCC financing statements the Lender deems necessary or desirable to perfect the lien granted pursuant to this Section 6 including with a description of the collateral as “all assets” or a substantially similar description; provided that such description shall expressly exclude the Excluded Assets.

6.5          Subordination to Senior Obligations.  The security interest granted pursuant to this Note and the Lender’s rights and remedies with respect to the Collateral are subordinated to certain other security interests and liens pursuant to, and to the extent provided in, that certain Subordination Agreement dated as of March     , 2009 (the “Subordination Agreement”) in favor of Commerce Bank, N.A, a national banking association, in its capacity as Agent under the Credit Agreement referred to in such Subordination Agreement, as the same may be amended, restated, consolidated, replaced or otherwise modified from time to time.

7.                                      CONDITIONS PRECEDENT TO OBLIGATIONS

The Borrowers and the Lender shall have delivered or caused to be delivered the following this Note, the Mortgages, and the Intercreditor Agreement, in each case duly executed by Borrowers and the Lender party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Documents”).

8.                                      CONTINUING REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this note, and make Loan to the Borrowers as herein provided, each Borrower represents and warrants as follows:

8.1          Existence.  Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is duly licensed or qualified to do business and in good standing in every state in which the failure to be so licensed or qualified would materially adversely affect the property, assets, financial condition, or business of the Borrower or materially impair the right or ability of the Borrower to carry on its operations substantially as conducted on the date of this Note.

8.2          Power and Authority.  The execution, delivery, and performance of this Note and the other Loan Documents to which each Borrower is a party are within each Borrower’s corporate powers, have been duly authorized by all necessary and appropriate corporate and shareholder action, and are not in contravention of any law or the terms of the Borrower’s Articles of Incorporation or Bylaws or any amendment thereto, or of any indenture, agreement, undertaking, or other document to which each Borrower is a party or by which each Borrower or any of the Borrowers’ property is bound or affected.

8.3          Title to Collateral.  (i) Borrower is the owner of the Collateral free of all security interests, liens, and other encumbrances except for liens in favor of Lender and the Senior Lenders; (ii) each Borrower has the authority to grant the security interest and liens under this Note and the other Loan Documents to Lender; and (c) Lender has an enforceable lien on all Collateral subject to the liens of the Senior Lenders.

8.4          Validity.  This Note and the other Loan Documents constitute the legal, valid, and binding obligations of Debtors party thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws affecting creditors’ rights generally.

8.5          No Consents.  No consent, license, approval, or authorization of, or registration, declaration, or filing with, any court, governmental body or authority, or other person is required: (i) in connection with the valid execution, delivery, or performance of this Note of the other Loan Documents by Debtors (other than filings and recordings to perfect security interests in or liens on the Collateral in connection with the Loan Documents), or (ii) for the conduct of any Debtor’s business as now conducted, except ordinary business licenses or permits which such Debtor has obtained; in each case except to the extent already obtained.

9.                                      EVENTS OF DEFAULT.

The following shall be “Events of Default” under this Note in addition to any events of default defined in the Loan Documents:

9.1          Payment Default.  A failure to pay within 5 business days of when due any principal, interest, fee, expense reimbursement, or escrow payment.

9.2          Breach of Covenant; Default Under Loan Documents.  The Borrower’s breach of any other obligation, covenant, representation, warranty, or agreement under the terms of any Loan Document in strict accordance with the terms and provisions thereof, and with respect to any such breach that is capable of being cured, Borrower’s failure to cure such breach within 30 days of receiving written notice (which may be sent by e-mail, facsimile or other electronic transmission) of such breach from Lender.

9.3          Bankruptcy; Insolvency; Debtor Relief.  A Borrower:  a) making an assignment for the benefit of creditors; b) filing a voluntary proceeding seeking protection from creditors under any bankruptcy or other law; c) becoming the subject of an involuntary proceeding under any bankruptcy or other similar law (provided, such filing shall not constitute a default for sixty (60) days following the date of any such filing as long as the Borrower is at all times diligently pursuing proceedings to discuss any such bankruptcy filing); or d) making any admission of its inability to pay its debts generally as they become due.

9.4          Senior Credit Agreement Cross Acceleration.  The Senior Lenders providing notice to the Borrowers demanding immediate payment of all obligations of the Borrowers under the Senior Credit Agreement.

10.                               REMEDIES.

Subject to the terms of the Subordination Agreement, upon the occurrence of an Event of Default, Lender shall have the right to demand payment in full of the Loans and all other obligations under this Note and any other Loan Document, to enforce its liens and security interests and exercise any rights under the Loan Documents, applicable law, and/or principles of equity.

11.                               COSTS AND EXPENSES.

Promptly upon Lender’s demand (but subject to the terms of the Subordination Agreement), the Borrowers shall reimburse Lender for any reasonable costs, including but not limited to, attorneys’ costs and fees (based upon time actually expended and at a reasonable hourly rate) incurred in:  a) collecting any sums due under the Loan Documents; b) enforcing or defending any lien on or security interest related to the Collateral or the Loan Documents; c) pursuing or defending any litigation based on, arising from, or related to any Loan Document; and d) connection with the custody, preservations, use, operation, or sale of the Collateral.

12.                               USURY.

All provisions of this Note which call for the payment of interest are intended to comply with all applicable usury statutes and regulations.  If the terms of this Note would require the payment of interest in excess of the amount permitted by any applicable law or regulation, the terms of this Note shall be deemed to be modified to comply with all such applicable laws or regulations without any action by either party.  If Lender receives interest in excess of the amount permitted by any applicable law or regulation, the excess portion of the interest received shall be deemed to be a prepayment of principal without premium as of the date received.

13.                               WAIVER.

To the fullest extent permitted by law, Borrower and all endorsers, sureties, and guarantors irrevocably:  a) waive presentment for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, demand, other notices of every kind, and all rights to plead any statute of limitations as a defense to any action hereunder; b) consent that the time of payment of any installment may be extended from time to time, that all or any part of the Collateral may be released, and that any person liable under this Note may be released, all without notice, and all without affecting the liability of any person or the lien on that portion of the Collateral not expressly released; and c) agree that no delay in enforcing any remedy under this Note or any Loan Document shall be construed to be a waiver of that or any other remedy.  Lender’s failure to exercise any of its rights, remedies, or powers set forth herein or in the Loan Documents or Lender’s acceptance of partial payments or performance shall not constitute a waiver of any Event of Default, but any such right, remedy, or power shall remain continually in force.  A waiver of one Event of Default shall not be construed as continuing or as a bar to or waiver of:  x) such Event of Default at a later date; y) any other Event of Default; or z) any other right, remedy, or power.

14.                               NOTICES.

All communications required hereunder or in the Loan Documents shall be given to Borrower and Lender at their respective addresses set forth underneath their respective signatures hereto or at such other addresses as either party may designate by notice given in accordance with the terms of this section.  All communications required or permitted pursuant to this Note shall be legible and shall be deemed to have been properly given and received:  a) if sent by hand delivery, then upon such delivery; b) if sent by nationally known overnight courier, then on the next business day after dispatch; and c) if mailed by registered or certified U.S. Mail, postage prepaid and return receipt requested, then 3 days after deposit in the mail.

15.                               MISCELLANEOUS.

15.1        This Note shall be binding on Borrower and Borrower’s heirs, successors, and assigns, as applicable, and shall inure to the benefit of Lender and Lender’s successors and assigns.  Borrower may not assign its obligations under this Note without Lender’s prior written consent.  Lender may assign its rights and obligations under this Note with notice to the Borrower.

15.2        This Note may not be modified, nor any of its provisions waived, without Lender’s prior written consent.

15.3        Time shall be of the essence of this Note.

15.4        The provisions of this Note are separable.  If any judgment is hereafter entered holding any provision of this Note to be invalid or unenforceable, then the remainder of this Note shall not be affected by such judgment, and the remaining terms of this Note shall be carried out as nearly as possible according to its original terms.

15.5        No inference in favor of, or against, any person shall be drawn from the fact that such person has drafted all or any part of this Note or any other Loan Document.

15.6        If there is a conflict between or among the terms of this Note or any Loan Document, Lender may elect to enforce from time to time those provisions that would afford Lender the maximum financial benefits and security for the obligations evidenced and secured by the Loan Documents and/or provide Lender the maximum assurance of payment and performance of such obligations in full.

16.                               STATUTORY NOTICE.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE COMPLETE AND FINAL EXPRESSION OF THE “CREDIT AGREEMENT” (AS DEFINED IN K.S.A. § 16-117(A)) BETWEEN DEBTORS AND SECURED PARTY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF ANY CONTEMPORANEOUS ORAL

CREDIT AGREEMENT BETWEEN DEBTORS AND SECURED PARTY.  DEBTORS AGREE THAT ALL NONSTANDARD TERMS AND ALL PRIOR ORAL CREDIT AGREEMENTS AND CONTEMPORANEOUS ORAL CREDIT AGREEMENTS BETWEEN DEBTORS AND SECURED PARTY ARE SUFFICIENTLY SET FORTH IN THE TRANSACTION DOCUMENTS EXCEPT AS FOLLOWS (IF NONE, STATE “NONE” OR LEAVE BLANK): NONE.

DEBTORS ALSO AGREE THAT THE ABOVE SPACE IS SUFFICIENT FOR THE DISCLOSURE OF TERMS AND AGREEMENTS NOT OTHERWISE SET FORTH IN THE TRANSACTION DOCUMENTS.  BY SIGNING THIS AGREEMENT, DEBTORS AND SECURED PARTY AFFIRM THAT NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THEM EXISTS.

Please initial:
	MGP	Midwest Grain

17.                               CHOICE OF LAW; VENUE

This Note shall be deemed to have been executed and shall be performed in the State of Kansas and shall be governed by its laws.  Borrower irrevocably agrees that Lender may bring suit, action, or other legal proceedings arising out of the Loan Documents in courts located in Atchison County, Kansas, whether local, state, or federal.  Borrower hereby submits to the jurisdiction of such court(s) and waives any right Borrower may have to request a change of venue or a removal to another court.

[The remainder of this page intentionally left blank]

BORROWERS:
MGP INGREDIENTS, INC., a Kansas corporation

By:
Name:
Title:

MIDWEST GRAIN PIPELINE, INC., a Kansas corporation

By:
Name:
Title:

Address:
c/o Cray Business Plaza
100 Commercial Street
Atchison, Kansas 66002

ACKNOWLEDGED AND AGREED TO BY LENDER:

Cloud L. Cray, Jr., as Trustee of the CLOUD L. CRAY, JR. TRUST under agreement dated October 25, 1983

Address:
20045 266th Road
Atchison, Kansas 66002

Exhibit D

[The following has been extracted from Exhibit D of the foregoing agreement and sets forth the cumulative Projected Cash Flow requirement referred to in Section 8(a) of the foregoing agreement.]

YTD Cumulative Weekly Operating
Week Ended (2009)	Net Cash Flow Target [In(out)]

March 9	$(410,456)
March 16	$(3,452,748)
March 23	$(4,256,515)
March 30	$(3,518,860)
April 6	$(1,425,324)
April 13	$(1,902,056)
April 20	$1,940,354
April 27	$3,681,324
May 4	$2,817,358
May 11	$2,695,919
May 18	$(193,757)
May 25	$(148,950)
June 1	$(1,823,277)
June 8	$(1.011,523)
June 15	$(3,250,706)
June 22	$(1,950,805)
June 29	$(3,234,753)
July 6	$(2,196154)
July 13	$(2,404,122)
July 20	$(153,487)
July 27	$511,300
August 3	$(1,840,860)
August 10	$(2,670,863)
August 17	$(4,189,076)
August 24	$(4,148,342)
August 31	$(5,472,292)
September 7	$(4,651,710)